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                                                                    EXHIBIT 10.1

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                       COMPREHENSIVE SETTLEMENT AGREEMENT

      This Comprehensive Settlement Agreement (the "Agreement") is made and entered into this 24th day of January, 2005, by and between CoreComm Illinois, Inc., CoreComm Indiana, Inc., CoreComm Michigan, Inc., CoreComm Newco, Inc., and CoreComm Wisconsin, Inc. (collectively, the "CoreComm Midwest CLECs"), and each of their respective parents, affiliates and subsidiaries that are signatories to this Agreement (collectively and together with the CoreComm Midwest CLECs, "CoreComm" or the "Debtors"), SBC Communications Inc. ("SBC"), SBC Telecommunications, LLC (f/k/a SBC Telecommunications, Inc.), as agent for Illinois Bell Telephone Company, d/b/a SBC Illinois, Indiana Bell Telephone Company Incorporated, d/b/a SBC Indiana, Michigan Bell Telephone Company, d/b/a SBC Michigan, The Ohio Bell Telephone Company, d/b/a SBC Ohio, and Wisconsin Bell, Inc., d/b/a SBC Wisconsin (collectively, the "SBC Midwest ILECs") and Leucadia National Corporation ("Leucadia"), in its capacity as a secured and unsecured creditor of CoreComm. CoreComm, SBC, the SBC Midwest ILECs and Leucadia are each sometimes referred to herein as a "Party," and collectively as the "Parties."

                                    RECITALS

      WHEREAS, the CoreComm Midwest CLECs together with each of the other entities identified on Exhibit A hereto are debtors and debtors in possession in the Chapter 11 Cases pending in the Bankruptcy Court; and

      WHEREAS, each of the Chapter 11 Cases were commenced on the Petition Date, except for the chapter 11 case of CoreComm Maryland, Inc., which was commenced on March 10, 2004, and are jointly administered before the Bankruptcy Court under Case No. 04-10214 (PCB); and

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      WHEREAS, the CoreComm Midwest CLECs operate as CLECs that provide telecommunications services to customers in the Midwest States; and

      WHEREAS, the SBC Midwest ILECs operate as ILECs that provide unbundled network elements (commonly known as "UNEs") and other telecommunications facilities and services to CLECs in the Midwest States, including the CoreComm Midwest CLECs; and

      WHEREAS, the CoreComm Midwest CLECs purchase Wholesale Services, including UNEs, from the SBC Midwest ILECs under the Wholesale Agreements and Retail Services under the Retail Agreements; and

      WHEREAS, on or about March 31, 2004, CoreComm and the SBC Midwest ILECs entered into the SBC Section 366 Stipulation; and

      WHEREAS, the SBC Midwest ILECs have continued to provide services and facilities to the CoreComm Midwest CLECs during the Chapter 11 Cases, and the CoreComm Midwest CLECs have continued to pay for those services and facilities, pursuant to the terms of the Wholesale Agreements, the Retail Agreements and the SBC Section 366 Stipulation; and

      WHEREAS, prior to the Petition Date, the CoreComm Midwest CLECs and the SBC Midwest ILECs were engaged in litigation that has been stayed as a result of the Chapter 11 Cases; and

      WHEREAS, in the Chapter 11 Cases, the SBC Midwest ILECs and/or Affiliates of the SBC Midwest ILECs filed the SBC Claims, asserting that the SBC Midwest ILECS were owed at least $37.6 million as of the Petition Date; and

      WHEREAS, the CoreComm Midwest CLECs acknowledge that they did not make certain payments to the SBC Midwest ILECs for Wholesale Services and Retail Services prior to the Petition Date, but contend that (i) the SBC Midwest ILECs' aggregate allowable claim is less

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than the amount asserted in the SBC Claims, and (ii) they have various claims against the SBC Midwest ILECs which, if resolved in favor of the CoreComm Midwest CLECs, could offset the SBC Midwest ILECs' allowable claim; and

      WHEREAS, (i) prior to the Petition Date, Leucadia purchased certain claims against CoreComm, (ii) the aggregate amount of the claims purchased by Leucadia as of the Petition Date totaled approximately $170 million, (iii) Leucadia contends that those claims are secured by all or substantially all of CoreComm's assets, including without limitation the Midwest CLEC Assets, 1 and (iv) Leucadia has provided a $5 million debtor in possession financing facility that is secured by all or substantially all of CoreComm's assets, including the Midwest CLEC Assets, subject to the SBC Section 366 Stipulation; and

      WHEREAS, after extensive discussions and negotiations, and mindful of the fact that litigation is costly, time consuming and fraught with uncertainties, the Parties have determined that they wish to fully, finally and forever compromise and settle, except as otherwise expressly set forth herein, any and all litigation and all other claims among the Parties arising prior to the date of this Agreement pursuant to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties intending to be legally bound, do hereby covenant and agree as follows:

      1.    DEFINITIONS.

            1.01. "1996 Act" shall mean the Telecommunications Act of 1996.

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(1)   Nothing contained in this Agreement shall prejudice the rights of the
      Creditors' Committee appointed in the Chapter 11 Cases to challenge the validity, allowance, priority or extent of Leucadia's claims against CoreComm.

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            1.02. "ADR Procedures" shall mean, for purposes of resolving disputes and other matters to the extent specifically identified as subject to such procedures as designated herein, the submission of such disputes and other matters for resolution pursuant to binding commercial arbitration by a single arbitrator, mutually acceptable to acceptable to both the Debtors and the SBC Midwest ILECS and experienced with respect to the subject matter of the dispute or matter being arbitrated, under the rules of the American Arbitration Association. In the event a Party elects to proceed with arbitration and the Debtors and the SBC Midwest ILECs are unable to agree upon a mutually acceptable arbitrator within ten (10) business days of a Party providing written notice of its election to proceed with arbitration (the "Arbitration Notice"), (i) the arbitration shall be before a panel of three (3) arbitrators, and (ii) the Debtors shall be entitled to select one arbitrator, the SBC Midwest ILECs shall be entitled to select one arbitrator, and the two arbitrators so selected shall select the third arbitrator. If, within ten (10) business days of receipt of the Arbitration Notice, either the Debtors or the SBC Midwest ILECs fail to select an arbitrator or if the arbitrators selected by such Parties fail or are unable to select a third arbitrator, such arbitrator shall be selected by the American Arbitration Association. None of the selected arbitrators shall be, nor shall have been, employed by either of the Parties or any of their Affiliates. The fees and costs for the arbitration shall be shared one-half by the Debtors and one-half by the SBC Midwest ILECs. Notwithstanding the foregoing, the Parties agree that any arbitrator(s) selected or appointed pursuant to this Agreement shall not be authorized to issue any relief in the form of an injunction or that is, in essence, injunctive relief.

            1.03. "Affiliate" shall mean, with respect to any entity, any other entity that controls, is controlled by or under common control with such entity, except that the following entities shall not be included in the foregoing definition of Affiliate to the extent of their

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respective proofs of Claim against CoreComm filed in the Chapter 11 Cases: (a)
Sterling Commerce Americas, Inc. and (b) SBC Yellow Pages.

            1.04. "Agreement" shall mean this Comprehensive Settlement
Agreement.

            1.05. "Agreement Effective Date" shall mean (i) the first business day that occurs at least 10 calendar days after the entry of the Approval Order, if this Agreement is approved by the Bankruptcy Court other than in connection with a Complying Plan, and (ii) the Effective Date, if this Agreement is approved by the Bankruptcy Court in connection with a Complying Plan.

            1.06. "Approval Order" shall mean an order of the Bankruptcy Court approving this Agreement, whether through a Complying Plan or otherwise.

            1.07. "ASR" shall mean access service request as that term is used in the Wholesale Agreements.

            1.08. "Bankruptcy Code" shall mean title 11 of the United States
Code.

            1.09. Bankruptcy Court" shall mean the United States Bankruptcy Court for the Southern District of New York.

            1.10. "Buyer" shall mean any buyer(s) of all or any portion of the Midwest CLEC Assets, provided, however, that a Buyer that will have a going forward business relationship with the SBC Midwest ILECs with respect to the assets being acquired by such Buyer may not be, and may not control or be controlled by, an entity that is in Material Default at any point from the time the sale is Consummated until the Closing Date. For the purposes of the immediately preceeding sentence, it shall be presumed that a Buyer will have a going forward business relationship with the SBC Midwest ILECs with respect to the CLEC Midwest Assets being purchased unless the Buyer certifies to CoreComm and the SBC Midwest ILECs, in

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writing, that the Buyer does not have an intention at the time of such certification to use such assets for the purpose of providing competitive local telecommunications services in the Midwest States for a period of at least twelve (12) consecutive months after the Closing Date. CoreComm may provide the SBC Midwest ILECs with one or more lists of prospective Buyers, which includes a contact person (with telephone number) from each prospective Buyer included on the list together with a certification stating that each prospective Buyer has consented in writing to the SBC Midwest ILECs providing to CoreComm information regarding Defaults (a "List and Certification"). If CoreComm provides a List and Certification, then, within five (5) business days of its receipt of the List and Certification (each, a "Notice Period"), the SBC Midwest ILECs shall indicate in writing to CoreComm which prospective Buyers, if any, are in Default as of that date, and the basis of such Default. If the SBC MidWest ILECs do not assert a Default with respect to a prospective Buyer during the applicable Notice Period, and the SBC MidWest ILECs do not thereafter assert, in writing, a subsequent Default or Material Default in respect of a prospective Buyer prior to the Closing Date applicable to such prospective Buyer, then the SBC Midwest ILECs shall be deemed to have waived any objection to the identity of the applicable Buyer based on a Material Default, provided however, that the SBC MidWest ILECs shall not be deemed to have waived any other provision of this Agreement as it relates to a Buyer. Notwithstanding the foregoing, a Buyer shall not be an entity or an Affiliate of an entity that is, at the time any agreement is Consummated or through the Closing Date, a debtor or debtor in possession (voluntarily or involuntarily) in any case under title 11 of the United States Code.

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            1.11. "Chapter 11 Cases" shall mean the chapter 11 cases in which the CoreComm Midwest CLECs and each of other entities identified on Exhibit A hereto are debtors and debtors in possession, which are currently pending in the Bankruptcy Court.

            1.12. "Claim" shall have the meaning set forth in Bankruptcy Code section 101.

            1.13. "CLECs" shall mean local exchange carriers, within the meaning of 47 U.S.C. Section 3(26), that provide wireline service and that are not ILECs.

            1.14. "Closing Date" shall mean the date on which a sale of all or any part of the Midwest CLEC Assets is closed and proceeds are received by CoreComm. To the extent that the Midwest CLEC Assets are sold pursuant to more than one transaction in which proceeds are received by CoreComm, the term Closing Date shall mean the date that each such transaction is closed and the proceeds of such transaction are received by CoreComm.

            1.15. "Collocation Termination Expenses" is defined in Section 2.03.

            1.16. "Complying Plan" shall mean any chapter 11 plan for CoreComm that complies with and implements this Agreement.

            1.17. "Consummate" shall mean to enter into one or more legally binding contracts to sell some or all of the Midwest CLEC Assets to one or more Buyers, on commercially reasonable terms, as determined by CoreComm in its sole discretion, provided however, that the terms of such contract(s) shall not contain (i) any financing, due diligence or board approval conditions that need to be satisfied to close the transaction(s); (ii) any assignment or transfer of the Wholesale Agreements to the Buyer; or (iii) any right to participate in the revenues and/or profits of the Buyer for a period of more than eighteen (18) months.

            1.18. "Contingent Additional Distribution" is defined in Section
4.03.

            1.19. "CoreComm" is defined in the Preamble hereof.

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            1.20. "CoreComm Midwest CLECs" is defined in the Preamble hereof.

            1.21. "CoreComm Release Parties" shall mean CoreComm, its direct and indirect parents, Affiliates, subsidiaries and operating divisions, and each of its and their respective bankruptcy estates, officers, directors, managers, members, employees, financial and legal advisors, agents and representatives, and each of its and their respective predecessors, successors and assigns, including any trustee appointed or elected under the Bankruptcy Code (individually and collectively, both in their personal and corporate capacities).

            1.22. "Creditors' Committee" shall mean the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases.

            1.23. "Debtors" is defined in the Preamble hereof.

            1.24. Default" shall mean a default under an agreement between a prospective Buyer or one of its Affiliates and one or more of the SBC Midwest ILECs or one of its Affiliates for which the applicable SBC Midwest ILEC has delivered a written notice to the prospective Buyer or one of its Affiliates that such entity is in default of its obligations under one or more agreements with the SBC Midwest ILECs or its Affiliates.

            1.25. "Delivery Date" is defined in Section 4.02.

            1.26. "Effective Date" shall mean the Effective Date as defined in any Complying Plan.

            1.27. "Execution Date" is defined in Section 8.04.

            1.28. "FCC" is defined in Section 8.04.

            1.29. "Gross Proceeds" shall mean all consideration received by CoreComm, an Affiliate of CoreComm or an employee or agent of CoreComm from one or more Buyers in connection with the sale of the Midwest CLEC Assets, or pursuant to any ancillary agreement

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executed in connection with or related to the sale of such asset(s), including by way of example only any covenants not to compete, earn-out agreements, compensation packages or severance packages, and may include cash, cash equivalents (e.g., certified check or money order), marketable and/or non-marketable securities, promissory notes, and/or the right to participate in the revenues and/or profits of the Buyer for a period of up to eighteen (18) months; provided however, that if the Gross Proceeds consist in whole or in part of non-cash consideration, (x) the Parties shall agree on the value of such non-cash consideration for purposes of allocating and distributing in cash to the SBC Midwest ILECs that portion of the Settlement Amount relating to such non-cash consideration, or (y) if the Parties are unable to agree on a value of such non-cash consideration prior to the applicable Closing Date, such value shall be determined in accordance with the ADR Procedures. For purposes of this section, all non-cash consideration shall be valued as of the applicable Closing Date.

            1.30. "ILECs" shall mean incumbent local exchange carriers within the meaning of 47 U.S.C. Section 251(h).

            1.31. "Interim Order" shall mean the Order and Notice of Proposed Rulemaking, In the Matter of Unbundled Access to Network Elements; Review of the
Section 251 Unbundling Obligations of Incumbent Local Exchange Carriers, WC Docket No. 04-313, CC Docket No. 01-338, FCC 04-179 (rel. Aug. 20, 2004), which became effective on September 13, 2004 by publication in the Federal Register.

            1.32. "Leucadia" is defined in the Preamble hereof.

            1.33. "Leucadia Release Parties" shall mean Leucadia, its direct and indirect parents, Affiliates, subsidiaries and operating divisions, and each of its and their respective officers, directors, managers, members, employees, financial and legal advisors, agents and

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representatives, and each of its and their respective predecessors, successors and assigns (individually and collectively, both in their personal and corporate capacities).

            1.34. "LSR" shall mean local service request as that term is used in the Wholesale Agreements.

            1.35. "Material Default" shall mean a default under an agreement between a prospective Buyer or one of its Affiliates and one or more of the SBC Midwest ILECs or one of its Affiliates for which the applicable SBC Midwest ILEC or Affiliate has (a) in the case of a default involving a failure to make payment, implemented an embargo on the provision of new services to such Buyer after the expiration of any applicable notice and cure period relating to such default, or (b) in the case of a default not involving a failure to make payment, delivered written notice of default to the prospective Buyer or its Affiliate and the applicable period for curing such default, if any, has expired without cure.

            1.36. "Midwest CLEC Assets" shall mean the property and assets of the CoreComm Midwest CLECs used primarily in the operation of their business (the "Midwest CLEC Business") of providing CLEC products and services to end-user customers in the Midwest States (whether served through the use of individual UNEs or combinations thereof or on a total service resale basis), and shall not mean (i) the property and assets of the CoreComm Midwest CLECs related primarily to the operation of their business as an Internet Service Provider (the "ISP Business"), and/or (ii) any customers of the ISP Business. Notwithstanding the foregoing and for avoidance of doubt, (x) property and assets that are used and necessary for the continuation of the ISP Business, and customers of the ISP Business, whether or not used in or customers of the Midwest CLEC Business, shall not be considered Midwest CLEC Assets for purposes of this Agreement unless sold to a Buyer or Buyers, in which case the Parties either

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shall agree on an allocation of the purchase price for such property, assets and customers prior to the applicable Closing Date, consistent with the principle that the SBC Midwest ILECs are to share in the Net Proceeds of assets to the extent that they have been used in operating the Midwest CLEC Business but not to the extent they have been used in the ISP Business, or the matter shall be determined pursuant to the ADR Procedures, and (y) prior to the Termination
Date, CoreComm shall be entitled to redeploy property and assets that are used in the Midwest CLEC Business for use in its business other than the Midwest CLEC Business., provided however, that collocation arrangements with the SBC Midwest ILECs may not be redeployed, but will be handled in accordance with Section
2.03.

            1.37. "Midwest States" shall mean Indiana, Illinois, Michigan, Ohio and Wisconsin.

            1.38. "Net Proceeds" shall mean 100% of the Gross Proceeds, less any reasonable third-party out-of-pocket costs incurred and paid before, at or after the closing by CoreComm, directly and primarily in connection with the sale, including, without limitation, fees and expenses paid to professionals for services relating to the marketing (including brokerage fees and expenses), documentation and closing of the sale, fees and charges imposed as a result of or relating to the sale and all other out of pocket expenses payable to the SBC Midwest ILECs or a third party relating to the sale, severance costs, Transition Charges, Collocation Termination Expenses, and transfer, sales and other taxes (but excluding income taxes).

            1.39. "Outside Date" shall mean [REDACTED].

            1.40. "Parties" and "Party" are defined in the Preamble hereof.

            1.41. "Petition Date" shall mean January 15, 2004.

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            1.42. "Retail Agreements" shall mean (a) agreements or contracts between the CoreComm Midwest ILECs and the SBC Midwest ILECs not listed on Exhibit B hereto, plus (b) the right to receive services and facilities under tariffs other than those described in Section 1.55(b) below.

            1.43. "Retail Services" shall mean any and all facilities and services received by the Debtors from the SBC Midwest ILECs under the Retail Agreements.

            1.44. "Reorganized CoreComm" shall mean the CoreComm Midwest CLECs, or any of their successor entities following emergence from Chapter 11.

            1.45. "SBC" is defined in the Preamble hereof.

            1.46. "SBC Allowed Claim" shall mean the SBC Midwest ILECs' general, nonpriority, unsecured claim against CoreComm for the provision of all services to CoreComm in the amount of $30,000,000.00.

            1.47. "SBC Claim" shall mean, collectively, any and all claims filed by the SBC Midwest ILECs, and/or Affiliates thereof in the Chapter 11 Cases, including proofs of claim numbered 184, 513-517, 787-797, 1599, 1620 and 1622 (and any proofs of claim amending or superseding one or more of the preceding claims), but expressly excluding proof of claim numbered 67 filed by Sterling Commerce Americas, Inc. and proof of claim numbered 369 filed by SBC Yellow Pages.

            1.48. "SBC Midwest ILECs" is defined in the Preamble hereof.

            1.49. "SBC Release Parties" shall mean SBC, the SBC Midwest ILECs and their respective direct and indirect parents, subsidiaries, operating divisions and Affiliates, and each of their respective officers, directors, managers, members, employees financial and legal advisors,

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agents and representatives, and each of their respective predecessors, successors and assigns (individually and collectively, both in their personal and corporate capacities).

            1.50. "SBC Section 366 Stipulation" shall mean the "Stipulation and Order for Adequate Assurance of Payment to Certain of the Incumbent Local Exchange Carrier Affiliates of SBC Telecommunications, Inc. Under Section 366 of the Bankruptcy Code" by and among CoreComm and the SBC Midwest ILECs entered into on or about March 31, 2004.

            1.51. "Settlement Amount" shall mean forty-five percent (45%) of the Net Proceeds.

            1.52. "Termination Date" shall mean the earlier to occur of (i) the date on which service to all local exchange customers of the CoreComm Midwest CLECs has been either transitioned to a Buyer or disconnected pursuant to a proper LSR or ASR; or (ii) ninety (90) days after the Outside Date; or (iii) December 31, 2005; or such later date as is agreed to in writing by the Parties.

            1.53. "Transition Charges" is defined in Section 2.03.

            1.54. "Unsold Collocation Arrangement" is defined in Section 2.03.

            1.55. ""Wholesale Agreements" shall mean (a) the interconnection agreements and other contracts by and among the CoreComm Midwest CLECs and the SBC Midwest ILECs as listed on Exhibit A hereto, plus (b) the right to receive services and facilities under tariffs or other service offerings, if any, established to make available facilities and services to competitors on a wholesale basis pursuant to applicable federal or state laws and/or regulations, but shall exclude all other agreements, contracts or tariffs.

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            1.56. "Wholesale Services" shall mean any and all facilities and services received by the CoreComm Midwest CLECs from the SBC Midwest ILECs under the Wholesale Agreements.

      2.    SALE OF CORECOMM MIDWEST CLEC ASSETS.

            2.01. Commencing no later than the Agreement Effective Date, CoreComm shall use its best efforts to Consummate a sale(s) of the Midwest CLEC Assets, as soon as practicable and in any event no later than the Outside Date.

            2.02. Leucadia and the SBC Midwest ILECs will reasonably cooperate in CoreComm's efforts to sell the Midwest CLEC Assets. To this end, subject to its rights under the final unbundling rules adopted by the FCC in the proceeding opened by the Notice of Proposed Rulemaking appended to the Interim Order, the SBC Midwest ILECs will, provided such Buyer's provisioning capability is not then suspended in accordance with the terms of interconnection agreements or other agreements between the SBC Midwest ILECs and Buyer (a) allow any Buyer that already has one or more interconnection agreements or commercial agreements with the SBC Midwest ILECs covering the state or states in which the Buyer purchases assets from any of the CoreComm Midwest CLECs to provision facilities under any such agreement(s) in order to serve CoreComm customers under the terms of such agreement and subject to all the terms and conditions of such agreement;
(b) reasonably cooperate with any Buyer to the extent that such party seeks to purchase services through the SBC Midwest ILECs' tariffs subject to all conditions and terms in effect at that time; (c) refrain from taking any action to delay or oppose in any way, any proper application for regulatory approvals for a sale of all or any part of the Midwest CLEC Assets, and any proper application for regulatory authority of a Buyer; and (d) reasonably cooperate with CoreComm and any Buyer to facilitate a transition of customers from

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CoreComm to the Buyer consistent with the SBC Midwest ILECs' procedures for migrating end users from CLEC to CLEC based on the timely, proper submissions of ASRs and/or LSRs from both CoreComm and the Buyer, and to the extent permitted by applicable laws and regulations. Any charges for migration of end users from CLEC to CLEC shall be based on the cost of a mass migration process, if one is available, rather than a one-at-a-time migration process, it being expressly understood by CoreComm and Leucadia that the SBC Midwest ILECs represent and warrant that no such mass migration process currently exists. in the Midwest States.

            2.03. In connection with a sale of the Midwest CLEC Assets, CoreComm or the Buyer(s), as appropriate, shall pay all charges which have been approved by the applicable regulatory agency and are associated with the transition of end users from CoreComm to the Buyer(s), including but not limited to, charges associated with (i) the submission of ASRs and LSRs; (ii) the changeover of any collocation arrangements from CoreComm to Buyer(s); and (iii) any billing address changes (the "Transition Charges"). In the event of a sale of the Midwest CLEC Assets, and to the extent Buyer(s) determine not to buy one or more collocation arrangements (individually, an "Unsold Collocation Arrangement"), CoreComm shall, to the extent required by the Wholesale Agreements, make arrangements, at its expense, to disconnect each Unsold Collocation Arrangement, which shall include engaging an SBC Midwest ILEC-approved vendor to disconnect all power from the SBC Battery Distribution Fuse Bay and removing all equipment from such Unsold Collocation Arrangements in accordance with the SBC Midwest ILECs' applicable procedures (the "Collocation Termination Expenses"). within sixty days after the earlier of (x) the date upon which such Unsold Collocation Arrangement is no longer used by the CoreComm Midwest CLECs to provide telecommunications services to end-user customers, or (y) the Termination Date.

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            2.04. Except for CoreComm's obligation hereunder to pay the
Settlement Amount, the Contingent Additional Distribution (if applicable), the Transition Charges and the Collocation Termination Expenses (if applicable), the SBC Midwest ILECs' cooperation in the transition of the Midwest CLEC Assets to one or more Buyers shall not be conditioned on the cure of any alleged arrearages or the payment of any alleged claims or amounts that may be due and owing to the SBC Midwest ILECs by CoreComm relating to any period prior to the Petition Date, whether or not asserted. Notwithstanding the foregoing, nothing in this Agreement shall relieve the CoreComm Midwest CLECs from their obligations to pay all sums due to the SBC Midwest ILECs for services rendered to the CoreComm Midwest CLECs after the Petition Date pursuant to the provisions of the Wholesale Agreements, the Retail Agreements and the SBC Section 366 Stipulation.

      3. RESOLUTION OF SBC MIDWEST ILEC NON-PRIORITY CLAIMS. The SBC Claims shall be deemed, in the aggregate, an allowed, non-priority general unsecured claim in the amount of the SBC Allowed Claim. Upon the Agreement Effective Date, the SBC Claims shall be deemed withdrawn and/or disallowed to the extent they exceed the SBC Allowed Claim and the SBC Midwest ILECs waive the right to file any additional claims or any amendment to the SBC Claims or the SBC Allowed Claim. Notwithstanding anything to the contrary contained herein, the sum of the Settlement Amount and the Contingent Additional Distribution shall not exceed the amount of the SBC Allowed Claim.

      4.    PAYMENTS TO THE SBC MIDWEST ILECS.

            4.01. Payments to the SBC Midwest ILECs for services provided to the CoreComm Midwest CLECs after the Petition Date shall be paid (i) in respect of Wholesale Services, pursuant to the provisions of the Wholesale Agreements and the SBC Section 366

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Stipulation, and (ii) in respect of Retail Services, pursuant to the provisions of the Retail Agreements.

            4.02. The CoreComm Midwest CLECs shall deliver the Settlement Amount to the SBC Midwest ILECs as soon as reasonably practicable after the Closing Date of each sale of any Midwest CLEC Assets, and in any event not later than ten days after the Closing Date of such sale ("Delivery Date") together with (i) a settlement sheet showing the Gross Proceeds and all charges taken against Gross Proceeds resulting in the Net Proceeds; and (ii) copies of all invoices supporting such charges or a reasonable estimate of such charges for invoices not yet received. To the extent that the Net Proceeds is based upon reasonable estimates of charges for invoices not yet received, (a) within sixty (60) days after the Closing Date, the CoreComm Midwest CLECs shall deliver the actual invoices to the SBC Midwest ILECs; (b) the Parties shall reconcile the estimates to the actual invoices, and (c) any additional payment required to be made by the CoreComm Midwest CLECs to the SBC Midwest CLECs shall be made within seventy-five (75) days after the Closing Date. To the extent that there is a dispute regarding the amount of the Net Proceeds: (x) the undisputed portion of the Net Proceeds shall be paid to the SBC Midwest ILECs pursuant to the terms of the immediately preceding sentences; (y) the disputed portion of the Net Proceeds shall be placed into an interest bearing escrow account with a mutually agreeable escrow agent and (z) such dispute shall be resolved in accordance with the procedures set forth in Section 4.05, below. Leucadia agrees that, upon CoreComm's payment to the SBC Midwest ILECs, it shall release its prepetition and postpetition claims, liens and security interests in the portion of the Net Proceeds paid to the SBC Midwest ILECs pursuant to this section of the Agreement.

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            4.03. By virtue of operation of this Agreement and without the necessity of further action by any of the Parties, upon the Agreement Effective Date, the SBC Midwest ILECs shall be deemed to have waived their right to receive any distribution from CoreComm in respect of the SBC Allowed Claim, except with respect to the payment of the Settlement Amount and the Contingent Additional Distribution (if applicable). Notwithstanding the foregoing, if at any point or points after the Agreement Effective Date, the fraction equal to:
(a) the aggregate distributions to be made to holders of general unsecured nonpriority claims (excluding those that are (i) held by the SBC Midwest ILECs, Verizon and Leucadia; or (ii) part of a convenience class established under a Complying Plan pursuant to Section 1122(b) of the Bankruptcy Code for allowed claims of the Debtors that are, or are reduced to, $5,000.00 or less) divided by the allowed amount of all such claims, would exceed the fraction equal to: (b) the payments made under Section 4.02 to the SBC Midwest ILECs divided by the SBC Allowed Claim, then within ten (10) days of each such occurrence, Reorganized CoreComm shall pay the SBC Midwest ILECs cash in an amount (the "Contingent Additional Distribution") such that the fraction equal to the aggregate sum of distributions made to the SBC Midwest ILECs divided by the SBC Allowed Claim is equal to the fraction specified in clause (a) of this sentence. By this provision, it is the intent of the Parties that the SBC Midwest ILECs do not receive less on account of the SBC Allowed Claim, on a percentage recovery basis, than other general unsecured creditors on account of allowed general unsecured claims (excluding those listed in (a)) receive on account of their allowed general unsecured claims.

            4.04. If the SBC Midwest ILECs dispute any of the charges in the Net Proceeds calculation, on or before 10 days after the Delivery Date the SBC Midwest ILECs shall specify the nature of their disputes in writing by delivery of a letter to CoreComm and Leucadia. The

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Parties shall use their best efforts to resolve the matter informally within the next thirty days. If the informal resolution efforts are not successful, the Parties agree to determine the dispute pursuant to the ADR Procedures.

      5.    INTERIM SERVICES PENDING SALE OF THE MIDWEST CLEC ASSETS.

            5.01. Until the Termination Date, the CoreComm Midwest CLECs shall continue to pay for services provided by the SBC Midwest ILECs to the CoreComm Midwest CLECs, and the SBC Midwest ILECs shall continue to pay for services provided by the CoreComm Midwest CLECs to the SBC Midwest ILECs, pursuant to the Wholesale Agreements (as modified by the SBC Section 366 Stipulation) and the Retail Agreements.

                  (a) With respect to the Retail Agreements, the SBC Midwest ILECs shall continue to provide services to the CoreComm Midwest CLECs and/or Reorganized CoreComm under the terms and conditions of the Retail Agreements. For the avoidance of doubt, as of the Agreement Effective Date, neither Retail Services nor the Retail Agreements will remain subject to the terms of the SBC
Section 366 Stipulation.

                  (b) With respect to the Wholesale Agreements, so long as the CoreComm Midwest CLECs continue to perform their obligations under the SBC
Section 366 Stipulation, the SBC Midwest ILECs shall continue to provide services to the CoreComm Midwest CLECs and/or Reorganized CoreComm under the terms and conditions of the Wholesale Agreements and the SBC Section 366 Stipulation until and through the earlier of (a) the effective date of final unbundling rules adopted by the FCC in the proceeding opened by the Notice of Proposed Rulemaking appended to the Interim Order; or (b) the date that is six months after Federal Register publication of the Interim Order (which date is March 13, 2005); or (c) if the Interim Order is withdrawn, vacated or stayed, or are otherwise determined to be invalid, the

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date it is withdrawn, vacated or stayed, or is otherwise determined to be invalid; or (d) the Termination Date. Subject to the Parties' rights and obligations under applicable law, the rules of the FCC, applicable state public utility commissions and/or agreement of the Parties, upon the occurrence of (a),
(b) or (c), the SBC Midwest ILECs shall continue to provide services to the CoreComm Midwest CLECs and/or reorganized CoreComm under the terms and conditions of the Wholesale Agreements and the SBC Section 366 Stipulation.

            5.02. Any plan of reorganization or motion seeking an Approval Order filed by CoreComm shall provide for: (i) the rejection under Bankruptcy Code
Section 365 of the Wholesale Agreements effective on and as of the earlier of
(a) the date of confirmation of any Complying Plan or (b) the Termination Date; and (ii) continued services consistent with Section 5.01 above, provided, however, that the actual payment terms and related remedies of the Parties under the Wholesale Agreements shall be governed by the SBC Section 366 Stipulation. Notwithstanding the foregoing, nothing set forth in this Agreement shall operate or be construed to operate to waive, relinquish, constrain or otherwise alter any rights or remedies that the Parties may have under the change of law provisions set forth in the Wholesale Agreements, or otherwise to assert that any provisions in one or more of the Wholesale Agreements have been modified or amended by any changes in applicable law occurring prior to or after the Agreement Effective Date, and all such rights and remedies hereby are expressly reserved.

            5.03. Notwithstanding that the SBC Midwest ILECs will continue to provide services on the terms set forth in Section 5.02, and notwithstanding
Section 362 of the Bankruptcy Code, the SBC Midwest ILECs shall be entitled to provide notice of termination of each of the Wholesale Agreements to the CoreComm Midwest CLECs to the extent permitted by the article in each of the Wholesale Agreements entitled "Term and Termination," so that no

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other CLEC shall be entitled to invoke Section 252(i) of the 1996 Act with respect to such Wholesale Agreement.

            5.04. Notwithstanding any other provision of this Agreement, nothing set forth herein shall operate or be construed to operate to create, enhance, restrain, diminish, or eliminate any rights or obligations of a Party under applicable laws or regulations.

      6.    COOPERATION AND CONFIRMATION OF A CHAPTER 11 PLAN FOR CORECOMM.

            6.01. Subject to the caveat set forth herein and in Section 6.02, each of the SBC Midwest ILECs and SBC Telecommunications, LLC., on behalf of themselves and their Affiliates, agree and covenant that they will not, either individually or in cooperation or concert with any other person or entity: (a) object to, delay, impede or take any other action to interfere in any respect with acceptance, confirmation, approval, or implementation of any Complying Plan or any disclosure statement relating to or accompanying a Complying Plan (except that the SBC Midwest ILECs and SBC Telecommunications, LLC may provide comments to, and if necessary, object to, the adequacy of information contained in any disclosure statement to the extent it makes statements (i) generally about the SBC Midwest ILECs, SBC Telecommunications, LLC or their Affiliates, (ii) about regulatory issues that affect or relate to the SBC Midwest ILECs, SBC Telecommunications, LLC or their Affiliates, and (iii) about this Settlement Agreement) irrespective of whether confirmation of the Complying Plan is sought pursuant to Section 1129(a) or Section 1129(b) of the Bankruptcy Code and irrespective of whether any class that includes claims or interests held by the SBC Midwest ILECs votes to accept or reject the Complying Plan; (b) object to the solicitation of votes for or consents to the Complying Plan (c) propose, file, support, encourage, or vote for or engage in a discussions with any person or entity concerning any restructuring, workout or any plan of reorganization for

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CoreComm other than the Complying Plan; or (d) encourage any person or entity to do any of the foregoing; provided, however, that nothing in this Section 6.01 shall bind the SBC Midwest ILECs, SBC Telecommunications, LLC or their
Affiliates if CoreComm should propose a plan that is not a Complying Plan or CoreComm fails to (i) file a Complying Plan prior to January 31, 2005 or (ii) obtain a Bankruptcy Court Order confirming a Complying Plan on or before May 31, 2005. Subject to the caveat set forth herein and in Section 6.02, each of the SBC Midwest ILECs and SBC Telecommunications, LLC further agree to support any Complying Plan. While the SBC Midwest ILECs and SBC Telecommunications, LLC agree to support a Complying Plan and it is the intention of the SBC Midwest ILECs and SBC Telecommunications, LLC to vote in favor of a Complying Plan, this Agreement is not and shall not be deemed to be a solicitation for consent or acceptance of a Complying Plan. The acceptance of a Complying Plan by the SBC Midwest ILECs and SBC Telecommunications, LLC will not be solicited until they have received a disclosure statement and related ballots for a Complying Plan in forms approved by the Bankruptcy Court.

            6.02. The Parties expressly recognize that SBC Telecommunications, LLC as agent for one of the SBC Midwest ILECs is a member of the Creditors Committee and that, as such has a fiduciary duty in its capacity as a member of the Creditors Committee under the Bankruptcy Code and applicable law. Nothing herein, including in Section 6.01, shall preclude the SBC Telecommunications, LLC, in its capacity as a member of the Creditors Committee, from exercising its duties as such, which duties may include taking actions prohibited by Section
6.01 were SBC Telecommunications, LLC to take such actions in its individual capacity.

      7. CLOSURE OF MIDWEST OPERATIONS. If CoreComm is unable to Consummate the sale of all of the Midwest CLEC Assets on or before the Outside Date, or if CoreComm

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determines in its sole discretion that it will be unable to Consummate the sale of all of the Midwest CLEC Assets on commercially reasonable terms by the Outside Date, the CoreComm Midwest CLECs shall promptly take all steps reasonably necessary and appropriate, consistent with their obligations under applicable state and federal law, to discontinue operations with respect to that portion of the Midwest CLEC Assets in the Midwest States that will not be sold as soon as practicable, including, without limitation, providing all requisite notices (under applicable state and federal law and regulatory requirements) to their affected customers that such services will be discontinued. Notwithstanding anything else contained in this Agreement, if the CoreComm Midwest CLECs commence the process of discontinuing operations pursuant to this
Section 7, the SBC Midwest ILECs shall continue to provide services to the CoreComm Midwest CLECs (subject to the terms set forth in Sections 5.01 and 5.02), and the CoreComm Midwest CLECs shall continue to pay to the SBC Midwest ILECs, any and all amounts due for facilities and services provided to the CoreComm Midwest CLECs, pursuant to the terms of the Wholesale Agreements and the SBC Section 366 Stipulation, through the Termination Date. Once the CoreComm Midwest CLECs have commenced the process of discontinuing operations pursuant to this Section 7, the process shall continue uninterrupted until completed.

      8.    MUTUAL GENERAL RELEASE.

            8.01. Effective automatically by operation of this Agreement (i) upon the Agreement Effective Date, the CoreComm Release Parties and the Leucadia Release Parties hereby fully, unconditionally and forever release, discharge, hold harmless and covenant not to sue the SBC Release Parties from and against any and all claims, demands, debts, actions, causes of action, suits, costs, damages, losses, compensation, penalties, liabilities, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, rights and/or

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obligations of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, contingent, fixed or liquidated, matured or unmatured, at law, in equity or otherwise, that the CoreComm Release Parties or the Leucadia Release Parties ever had, now have or hereinafter can, shall, or may have against any of the SBC Release Parties, for, upon or by reason of any matter, cause, transaction, error, omission, act or failure to act occurring at any time prior to the date of this Agreement, except, however, that nothing set forth in this Section 8.01 shall operate or be construed to operate to (a) compromise, release or discharge any claims against the SBC Midwest ILECs arising in the ordinary course of business for services provided to the SBC Midwest ILECs after the Petition Date, (b) compromise any claims against the SBC Midwest ILECs under the SBC Section 366 Stipulation for facilities or services provided or payments made after the Petition Date, (c) prevent the CoreComm Release Parties and/or the Leucadia Release Parties from seeking to enforce the terms of this Agreement; or (d) release any claims of the Leucadia Release Parties that do not arise from or relate to the Leucadia Release Parties' relationship with CoreComm.

            8.02. Effective automatically by operation of this Agreement (i) upon the Agreement Effective Date, the SBC Release Parties hereby fully, unconditionally and forever release, discharge, hold harmless and covenant not to sue the CoreComm Release Parties and the Leucadia Release Parties from and against any and all claims, demands, debts, actions, causes of action, suits, costs, damages, losses, compensation, penalties, liabilities, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, rights and/or obligations of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, contingent, fixed or liquidated, matured or unmatured, at law, in equity or otherwise, that the SBC Release Parties ever had, now have or hereinafter can, shall, or may have

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against any of the CoreComm Release Parties and the Leucadia Release Parties,
for, upon or by reason of any matter, cause, transaction, error, omission, act or failure to act occurring at any time prior to the date of this Agreement, except, however, that nothing set forth in this Section 8.02 shall operate or be construed to operate to (a) compromise, release or discharge any claims against the CoreComm Midwest CLECs arising in the ordinary course of business for facilities or services provided to the CoreComm Midwest CLECs after the Petition Date, (b) compromise any claim against the CoreComm Midwest CLECs or Leucadia arising under the SBC Section 366 Stipulation for facilities or services provided or payments required to be made after the Petition Date; (c) prevent the SBC Release Parties from seeking to enforce the terms of this Agreement including, without limitation, the SBC MidWest ILECs' rights, if any, to receive the Contingent Additional Distribution; or (e) release any claims of the SBC Release Parties that do not arise from or relate to the SBC Release Parties' relationship with CoreComm.

            8.03. Within ten (10) business days following the Agreement Effective Date, the SBC MidWest ILECs and CoreComm shall cause to be filed with the United States District Court for the Northern District of Ohio a joint stipulation of dismissal, with prejudice, of the litigation now pending before that district court in The Ohio Bell Telephone Company v. CoreComm Newco, Inc., etc., Case No. 1:01CV02057.

            8.04. Upon the execution of this Agreement (the "Execution Date"), neither CoreComm or Leucadia on the one hand, nor the SBC Midwest ILECs on the other, shall initiate nor prosecute any petition or complaint directed against the other before any state regulatory commission or the Federal Communications Commission (the "FCC") except to the extent that such petition or complaint relates to: (i) matters first arising after the Execution Date; (ii) matters unrelated to the operation of the CoreComm Midwest CLECs; (iii) matters pending

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before any state regulatory commission or the FCC as of the Execution Date but only if and to the extent that such Party believes in good faith that it must continue to prosecute or defend such action in order to preserve the value of the Midwest CLEC Assets; or (iv) matters arising from or relating to changes in rules, regulations or laws of general applicability which by their nature do not involve a request for relief arising from the alleged conduct (including, without limitation, any conduct that involves a failure to take action required by law or regulation) of a particular Party.

            8.05. Notwithstanding anything else contained in this Agreement, the foregoing releases shall not extend or limit the rights of CoreComm or the SBC MidWest ILECs to be paid for services actually provided by one to the other after the Petition Date in the ordinary course of business or to receive amounts due under the SBC Section 366 Stipulation or other amounts due under Section 2 of this Agreement.

      9. REPRESENTATIONS. Each of the Parties represents and warrants (except, in the case of CoreComm, to the extent that CoreComm must seek Bankruptcy Court approval in order to represent and warrant) to each other Party that it has all necessary legal and organizational right, power and authority to enter into, and to perform its obligations under this Agreement, and that upon its execution and delivery of this Agreement, this Agreement shall constitute legal, valid and binding obligations of such Party.

      10. AMENDMENTS. No provision of this Agreement may be modified, amended or supplemented, or waived, released or discharged, except in a writing signed by each of the Parties and specifying the provision intended to be modified, amended, supplemented, waived, released or discharged.

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      11.   GOVERNING LAW; JURISDICTION. Each of the Parties hereby agrees that, except as set forth herein, the Bankruptcy Court shall have exclusive jurisdiction over the interpretation and enforcement of this Agreement. This Agreement shall be governed by United States bankruptcy law and to the extent that United States bankruptcy law does not supply a rule of decision, this Agreement shall be governed by New York law, without regard to conflict of law principles.

      12. NOTICES. All demands, notices, requests, consents, and communications relating to this Agreement and the matters contemplated hereunder (other than notices required under the Wholesale Agreements, the 366 Stipulation, and notices with respect to ASRs and LSRs) shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, messenger or electronic facsimile, or if duly deposited in the U.S. mails, by certified or registered mail, postage prepaid-return receipt requested, and shall be deemed to have been duly given or made (i) upon delivery, if delivered personally or by courier service, or messenger, in each case with record of receipt, or (ii) upon transmission with confirmed delivery, if sent by facsimile, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

                  If to CoreComm, to:

                           Thomas Gravina
                           ATX Communications, Inc.
                           2100 Renaissance Blvd.
                           King of Prussia, PA 19406
                           Facsimile:  (610) 755-3315

                           Christopher A. Holt, Esq.
                           ATX Communications, Inc.
                           75 Broad Street, 27th Floor
                           New York, NY  10004
                           Facsimile:  (212) 509-4135

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                  with a copy to:

                           Marc Abrams, Esq.
                           Paul Shalhoub, Esq.
                           Willkie Farr & Gallagher LLP
                           787 Seventh Avenue
                           New York, NY  10019-6099
                           Facsimile:  (212) 728-8111

                  If to SBC, to:

                           David J. Egan
                           SBC Telecommunications, Inc.
                           722 N. Broadway, Floor 11
                           Milwaukee, WI 53202
                           Facsimile: (414) 277-3883

                  and

                           Suzanne C. Leslie
                           General Attorney
                           1 SBC Plaza, Suite 2900
                           208 South Akard Street
                           Dallas Texas 75202
                           Facsimile:  (214) 464-1138

                  with a copy to:

                           Laurie Selber Silverstein, Esq.
                           Potter Anderson & Corroon LLP
                           Hercules Plaza, 6th Floor
                           1313 North Market Street
                           Wilmington, Delaware 19801
                           Facsimile: (302) 658-1192

                  If to Leucadia, to:

                           David Larsen
                           Leucadia National Corporation
                           25 G Street
                           Salt Lake City, UT  84103
                           Facsimile:  (801) 524-6053

                  with a copy to:

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                           Jeffrey C. Krause, Esq.
                           Stutman, Treister & Glatt, P.C.
                           1901 Avenue of the Stars, Suite 1200
                           Los Angeles, CA  90067
                           Facsimile:  (310) 228-5788

      13. NON-SEVERABILITY. The provisions of the Agreement are fundamentally interrelated and non-severable, and if any provision of this Agreement shall be materially modified or changed, or deemed to be invalid, inoperative or unenforceable as applied in any particular case, in any jurisdiction, because it conflicts with any other provision hereof or with any constitution or statute or rule or public policy, or for any other reason, such circumstance shall have the effect of rendering this Agreement null and void and of no further force or effect, and all rights, remedies and obligations that the Parties shall immediately revert back to the status quo ante as though this Agreement were never executed, unless the Parties agree, in writing, to proceed with the Agreement by replacing, modifying, amending, or disregarding the affected provision(s).

      14. HEADINGS. The headings of the sections and clauses of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

      15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of and shall be enforceable by, the Parties hereto and each of their respective successors and assigns, provided, however, that none of the Parties may assign, delegate or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of all other Parties.

      16. NO WAIVER. The failure of any Party to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, and any custom or

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practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

      17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by telecopier or e-mail shall be as effective as delivery of a manually executed signature page of this Agreement.

      18. NO THIRD-PARTY BENEFICIARIES. This Agreement shall be solely for the benefit of the Parties (including, to the extent specified in Section 8 above, the SBC Release Parties, the CoreComm Release Parties and the Leucadia Release Parties), no other person or entity shall be a third-party beneficiary hereof.

      19. SETTLEMENT DISCUSSIONS. This Agreement is part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all discussions and negotiations relating thereto shall be privileged and shall not be used in any manner, nor be admissible into evidence in any proceeding, other than in a proceeding to obtain Bankruptcy Court approval of this Agreement or to enforce the terms of this Agreement.

      20. RECEIPT OF ADEQUATE INFORMATION; REPRESENTATION BY COUNSEL. Each Party hereto acknowledges that: (i) it has received adequate information to enter into this Agreement and that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; (ii) except as set forth in this Agreement, no Party or representative of any Party has made any representation whatsoever regarding the status of the Chapter 11 Cases, the condition of CoreComm (financial or otherwise) or any other matter

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relating to the Chapter 11 Cases or CoreComm; (iii) it has adequate information concerning the business and financial condition of CoreComm and the status of the Chapter 11 Cases to make an informed decision regarding the Agreement; and
(iv) it has independently and without reliance on any Party to this Agreement and, based on such information as each Party has deemed appropriate (including, but not limited to, information available from the files of the Bankruptcy Court and other publicly available materials), made its own analysis and decision to enter into this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto.

      21. ENTIRE AGREEMENT. This Agreement constitutes, on and as of the date hereof, the full and entire understanding and agreement among the Parties hereto with regard to the subject matter hereof, and supersedes all prior or contemporaneous understandings and agreements, whether written or oral, between or among and any of the Parties hereto with respect to the subject matter hereof.

      22. BANKRUPTCY COURT APPROVAL. CoreComm's obligations under this Agreement shall be effective only upon entry of an Approval Order and the occurrence of the Agreement Effective Date. If the Bankruptcy Court denies approval of this Agreement, the terms of this Agreement shall not be binding upon any of the Parties hereto and this Agreement shall not be admissible in any proceeding.

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      IN WITNESS WHEREOF, this Agreement has been duly executed this 24th day of
January 2005.

LEUCADIA NATIONAL CORPORATION             SBC COMMUNICATIONS INC.

By: /s/ David Larsen                      SBC TELECOMMUNICATIONS, LLC. AS
    -------------------------------       AGENT FOR ILLINOIS BELL TELEPHONE
    Name: David Larsen                    COMPANY, D/B/A SBC ILLINOIS,
    Title:                                INDIANA BELL TELEPHONE COMPANY
                                          INCORPORATED, D/B/A SBC INDIANA,
                                          MICHIGAN BELL TELEPHONE COMPANY,
                                          D/B/A SBC MICHIGAN, THE OHIO BELL
                                          TELEPHONE COMPANY, D/B/A SBC OHIO,
                                          AND WISCONSIN BELL, INC., D/B/A SBC
                                          WISCONSIN

                                          By: /s/ Jose M. Gutierrez
                                             ----------------------------------
                                             Name: Jose M. Gutierrez
                                             Title: President-IND MKTS/DIV

FOR EACH OF THE DEBTORS (EXCEPT MEGSINET INTERNET, INC. FOR MEGSINET INTERNET, INC.)

                                          BY CORECOMM INTERNET GROUP, INC.

By: /s/ Thomas J. Gravina                 By: /s/ Thomas J. Gravina
    --------------------------------      -------------------------------------
    Name: Thomas J. Gravina               Name: Thomas J. Gravina
    Title: Chief Executive Officer        Title: Chief Executive Officer

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